EXHIBIT 99.1

VOICE MOBILITY ANNOUNCES NEW BOARD MEMBER

Gerry Butters, Former Nortel, AT&T & Lucent Executive, joins VMI Board of Directors

VANCOUVER, BC, CANADA – July 20, 2006 – Voice Mobility International, Inc. (TSX: VMY, OTCBB: VMII and FWB: VMY), a Vancouver based developer and provider of carrier grade enhanced messaging solutions, is pleased to announce the appointment of Gerry Butters to its Board of Directors

“VMI’s goal is to attract world class individuals to our Board of Directors as we move the company forward. Mr. Butters appointment to the Voice Mobility board signals an important milestone for the company,” said Gary Donahee, Chairman, Voice Mobility. “Gerry’s addition to the board is a major development for the company as his industry knowledge and contacts are substantial throughout the global telecommunications arena. Gerry will be instrumental in assisting the company with its channel development and sales efforts in the carrier and enterprise markets.”

Gerald Butters is a communications industry veteran with 40 years experience. His career encompasses senior executive positions at Nortel Networks (NYSE: NT), AT&T (NYSE: T) and Lucent Technologies (NYSE: LU) including Chairman of the Board of AGCS (a joint venture of GTE and AT&T), and President of NTI (a Nortel Networks US subsidiary). While at AT&T and Lucent, Mr. Butters held several senior executive positions including President, Global Public Networks: President, North American Marketing, Sales and Service: Group President Optical Networking, and Senior Vice President Marketing and Technology, the company’s largest unit representing $23.6 billion in annual sales. Since retiring in 2000 Mr. Butters has been active in the technology sector serving as a board member and advisor to a number of companies. Mr. Butters is also a Fellow of the International Engineering Consortium (IEC).

About Voice Mobility

Voice Mobility produces carrier-grade enhanced messaging software that replaces legacy voicemail systems and provides enhanced messaging functionality – all on the same platform. Telecommunications providers can lower administrative and capital costs without disrupting current revenue streams and achieve incremental revenue growth by providing both new and enhanced service offerings that complement their current marketing mix. For more information, visit www.voicemobility.com.

For Further Information:	Investor Relations:
Randy Buchamer	North America: 1.888.370.8751
Voice Mobility International Inc.	investors@voicemobility.com
604.482.0000